NEWS RELEASE

FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2004 FINANCIAL RESULTS

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Full Year and Fourth Quarter Sales up 28% and 45%, Respectively
Full Year and Fourth Quarter Earnings up 30% & 56%, Respectively
Ninth Consecutive Year of Revenue Growth

Backlog at Record Level

ROSELAND, NJ – February 3, 2005 – Curtiss-Wright Corporation (NYSE: CW, CW.B) today reports financial results for the full year and quarter ended December 31, 2004. The highlights are as follows:

Fourth Quarter 2004 Operating Highlights

•	Net sales for the fourth quarter of 2004 increased 45% to $281.1 million from $193.7 million in the fourth quarter of 2003. Acquisitions made in the fourth quarter of 2003 and in 2004 contributed $52.8 million in incremental sales in the fourth quarter of 2004.

•	Operating income in the fourth quarter of 2004 increased 49% to $38.8 million from $26.1 million in the fourth quarter of 2003. Acquisitions made in the fourth quarter of 2003 and in 2004 contributed $3.6 million in incremental operating income in the fourth quarter of 2004. The increase in operating income was achieved despite absorbing approximately $0.8 million of costs in the quarter related to compliance with Sarbanes-Oxley Section 404.

•	Net earnings for the fourth quarter of 2004 increased 56% to $23.1 million, or $1.06 per diluted share, from $14.8 million, or $0.70 per diluted share, in the fourth quarter of 2003 (adjusted for the 2-for-1 stock split in December 2003). The net earnings for the fourth quarter of 2004 included nonrecurring tax benefits of $1.2 million (approximately $0.06 per diluted share) resulting from a favorable IRS appeals settlement and research and development tax credits. In addition, the increase in net earnings in the fourth quarter of 2004 was achieved despite the absorption of Sarbanes-Oxley compliance costs (approximately $0.02 per diluted share).

•	New orders received in the fourth quarter of 2004 were $315.7 million, up 40% compared to the fourth quarter of 2003.

Curtiss-Wright Corporation, Page 2

Full Year 2004 Operating Highlights

•	Net sales for the full year 2004 increased 28% to $955.0 million from $746.1 million in 2003. Acquisitions made in 2003 and 2004 contributed $154.2 million in incremental sales in 2004 as compared to 2003.

•	Operating income in 2004 increased 29% to $115.1 million from $89.3 million in 2003. Acquisitions made in 2003 and 2004 contributed $11.0 million in incremental operating income in 2004 as compared to 2003. The increase in operating income was achieved despite a $2.1 million decrease in pension income and approximately $2.5 million of incremental costs related to compliance with Sarbanes-Oxley Section 404 in 2004 as compared to 2003.

•	Net earnings in 2004 increased 30% to $67.7 million, or $3.14 per diluted share, from $52.3 million, or $2.50 per diluted share, in 2003 (adjusted for the 2-for-1 stock split in December 2003). The net earnings for 2004 included nonrecurring tax benefits of $3.4 million (approximately $0.16 per diluted share). In addition, the increase in 2004 net earnings was achieved despite a decrease in pension income (approximately $0.06 per diluted share) and incremental Sarbanes-Oxley costs (approximately $0.07 per diluted share).

•	New orders received in 2004 were $998.9 million, up 34% compared to 2003. Backlog increased 24% to a new record high of $627.7 million at December 31, 2004 from $505.5 million at December 31, 2003.

“We are pleased to report our ninth consecutive year of revenue growth along with higher operating income and earnings in 2004,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Over the last five years Curtiss-Wright has delivered a compounded annual growth rate in sales of 27%, operating income of 22% and earnings per share of 20%. During this same time, our total shareholder return was 28%, which is much better than the relative indices and at the top of the aerospace and defense industries. Achievement of these results during a time frame during which we acquired over 30 businesses is a strong indicator of our ability to integrate acquisitions quickly and profitably. Our diversification strategy has provided growth in 2004 for both our defense markets, which grew 30%, and commercial and industrial markets, which grew 26%, over the prior year period. We also experienced strong organic sales growth of 21% from our Metal Treatment segment, and strong organic operating income growth in our Metal Treatment and Motion Control segments, which grew 55% and 22%, respectively, in 2004.”

Curtiss-Wright Corporation, Page 3

Sales

Sales growth in 2004 for the fourth quarter and full year as compared to 2003 was driven by contributions from acquisitions and organic growth in some of our base businesses. Acquisitions made in 2003 and 2004 have contributed $52.8 million and $154.2 million in incremental sales for the quarter and full year ended December 31, 2004, respectively, over the comparable periods in 2003. The remaining base businesses experienced organic growth of 18% and 7% for the quarter and full year ended December 31, 2004, respectively, over the prior year periods. The organic sales growth in the fourth quarter of 2004 was driven by our Flow Control and Metal Treatment segments, which experienced organic growth of 29% and 19%, respectively, compared to the prior year period. Our Motion Control segment grew 6% organically in fourth quarter of 2004 as compared to the prior year period.

In our base businesses, higher sales from our Metal Treatment segment of global shot peening services, higher sales from our Flow Control segment to the commercial power generation and oil and gas markets, and higher domestic military aerospace and global commercial aerospace aftermarket sales from our Motion Control segment, all contributed to the organic growth. In addition, foreign currency translation favorably impacted sales by $3.9 million and $15.8 million for the quarter and full year ended December 31, 2004, respectively, compared to the prior year periods.

Operating Income

Operating income in 2004 for the fourth quarter and full year increased 48% and 29%, respectively, over the 2003 prior year periods. The increases were due to higher sales volumes, favorable sales mix, reduction in certain reserve requirements, and previously implemented cost control initiatives. Overall, organic operating income growth was 32% and 19% for the quarter and full year ended December 31, 2004, respectively, compared to the prior year periods. The strong quarterly operating income performance was lead by our Flow Control segment, which produced organic growth of 42%, while the Metal Treatment and Motion Control segments grew organically by 20% and 18%, respectively, as compared to the prior year period. The segment operating income growth was achieved despite the absorption of costs associated with Sarbanes-Oxley Rule 404 compliance.

The higher segment operating income was partially offset by lower pension income of $0.2 million and $2.1 million for the quarter and full year ended December 31, 2004, respectively, over the comparable prior year periods. In addition, foreign currency translation favorably impacted operating income by $0.9 million and $2.9 million for the quarter and full year ended December 31, 2004, respectively, compared to the prior year periods.

On a consolidated basis, our operating margin was 13.8% in the fourth quarter of 2004 versus 13.5% in the prior year. Our full year operating margin was 12.1% for 2004 and 12.0% for 2003. Our operating margins continue to be adversely affected by higher amortization expense due to our robust acquisition activity over the past couple of years.

Curtiss-Wright Corporation, Page 4

Net Earnings

Net earnings increased 56% and 30% for the quarter and full year ended December 31, 2004, respectively, over the comparable prior year periods. This was achieved as a result of strong operating income from our business segments, which increased $11.7 million and $28.4 million for the quarter and full year ended December 31, 2004, respectively, over the prior year periods.

Net earnings for 2004 includes nonrecurring tax benefits totaling $3.4 million. These improvements were offset by higher interest expense associated with the debt incurred to fund our acquisition program and from higher interest rates.

Segment Performance

Flow Control – Sales for the fourth quarter of 2004 were $118.3 million, up 51% over the comparable period last year, principally due to strong organic growth of 29% in the base businesses, and from the contributions from the 2004 acquisitions. Higher sales of flow control and electronic products to the U.S. Navy, higher sales of valves, pumps, other electromechanical products, and field services to the commercial power generation market, and higher sales of valves to the oil and gas market, all contributed to the organic growth in 2004. Sales of this business segment also benefited from favorable foreign currency translation of $0.5 million in the fourth quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 58% in the fourth quarter of 2004 compared to the prior year period. The improvement was due to strong organic growth of 42%, lead by higher sales volume of our U.S. Navy, commercial power generation, and oil and gas products, favorable sales mix, and previously implemented cost reduction initiatives. The organic operating income increase is also due to inventory write-offs in 2003 that did not reoccur in 2004.

Motion Control – Sales for the fourth quarter of 2004 of $115.9 million increased 49% over last year, principally due to the contributions from the 2003 and 2004 acquisitions, which contributed $33.1 million of incremental sales in the fourth quarter of 2004. Sales from the base businesses increased 6% in the fourth quarter of 2004 as compared to the prior year period. This organic growth increase was due to higher electronic military aerospace sales and higher commercial aerospace aftermarket sales from our repair and overhaul and integrated sensors businesses. This improvement was partially offset by lower ground defense sales associated with the Bradley Fighting Vehicle and lower commercial aerospace OEM sales. Sales of this business segment also benefited from favorable foreign currency translation of $1.9 million in the fourth quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 40% for the fourth quarter of 2004 compared to the prior year period. The improvement was driven by higher sales volume previously mentioned, favorable sales mix, and previously implemented cost control initiatives. This segment also benefited from reductions in reserve requirements at its European integrated sensors business.

Curtiss-Wright Corporation, Page 5

Metal Treatment – Sales for the fourth quarter of 2004 of $46.8 million were 24% higher than the comparable period last year. The improvement was mainly due to organic growth of 19% driven by higher overall shot peening revenues to the European aerospace and automotive markets, and the contributions from the 2004 acquisitions. This segment also experienced organic growth in the coatings and heat treating businesses. Favorable foreign currency translation positively impacted sales by $1.5 million in the fourth quarter of 2004 as compared to the prior year period.

Operating income increased 23% for the fourth quarter of 2004 as compared to the prior year period. Operating income improved in our shot peening businesses primarily as a result of higher sales volume, especially for our higher margin laser peening business. In addition, favorable sales mix, cost reduction programs, and favorable foreign currency translation also contributed to the higher operating income.

2005 Management Guidance

For the full year 2005, management expects to achieve revenues in the range of $1.05 billion to $1.10 billion, operating income in the range of $130-$138 million, which includes $2 million of pension expense from the Curtiss-Wright pension plan, and earnings per share in the range of $3.24 to $3.45 per share. This guidance reflects our expectations of 10-15% growth in revenue, 15-20% growth in operating income, and 10-15% growth in EPS, excluding $0.16 per share of nonrecurring tax benefits reported in 2004.

Full year free cash flow (defined as cash flow from operating activities less capital expenditures) is expected to be between $55 and $60 million for 2005.

EPS guidance is based on an estimated fully diluted shares outstanding of 22 million shares for the full year 2005. 2005 guidance includes an estimate for costs associated with the continuation of Sarbanes-Oxley compliance, but it does not include estimates for compliance with the new accounting rules for the expensing of equity-based compensation costs and it does not assume any acquisitions which may be completed in 2005.

Mr. Benante concluded, “In 2004, we continued to demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Over the past several years our operating income has been growing faster than our sales while we executed a very active, yet disciplined, acquisition program. Our strong performance in 2004 once again demonstrates our ability to execute our strategy and achieve our financial targets. Our successful growth is the result of our diversification and ability to deliver the high performance, technologically advanced products for which Curtiss-Wright is world renowned. We continue to experience increasing demand for our new technologies, many of which are only at the beginning of their life cycles, which should continue to provide superior returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on technology will continue to generate growth opportunities in each of our three business segments in 2005 and beyond.”

Curtiss-Wright Corporation, Page 6

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The Company will host a conference call to discuss the 2004 results at 10:00 EST Friday, February 4, 2005. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Change		Twelve Months Change
	2004	2003	2004	2003	$	%	$	%
Net sales	$281,104	$193,663	$955,039	$746,071	$87,441	45.15%	$208,968	28.01%
Cost of sales	180,067	125,476	624,536	505,153	54,591	43.51%	119,383	23.63%

Gross profit	101,037	68,187	330,503	240,918	32,850	48.18%	89,585	37.18%

Research & development expenses	9,416	5,617	33,825	22,111	3,799	67.63%	11,714	52.98%
Selling expenses	16,888	9,929	61,648	38,816	6,959	70.09%	22,832	58.82%
General and administrative expenses	35,455	25,529	118,526	90,849	9,926	38.88%	27,677	30.46%
Environmental remediation and administrative
expenses, net	394	1,043	885	1,423	(649)	N/A	(538)	N/A
Pension expense (income), net	123	(31)	500	(1,611)	154	-496.77%	2,111	-131.04%

Operating income	38,761	26,100	115,119	89,330	12,661	48.51%	25,789	28.87%
Other income (expenses), net	76	207	65	389	(131)	-63.29%	(324)	-83.29%
Interest expense	(3,613)	(2,757)	(12,031)	(5,663)	(856)	31.05%	(6,368)	112.45%

Earnings before income taxes	35,224	23,550	103,153	84,056	11,674	49.57%	19,097	22.72%
Provision for income taxes	12,171	8,796	35,447	31,788	3,375	38.37%	3,659	11.51%

Net earnings	$23,053	$14,754	$67,706	$52,268	$8,299	56.25%	$15,438	29.54%

Basic earnings per share	$1.08	$0.71	$3.19	$2.53

Diluted earnings per share	$1.06	$0.70	$3.14	$2.50

Dividends per share	$0.09	$0.09	$0.36	$0.32

Weighted average shares outstanding:
Basic	21,418	20,735	21,196	20,640
Diluted	21,762	21,064	21,547	20,887

Share and per share amounts have been restated to reflect the Corporation’s 2-for-1 stock split on December 17, 2003.

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,	Change
	2004	2003	$	%
Assets
Current Assets:
Cash and cash equivalents	$41,038	$98,672	$(57,634)	-58.4%
Receivables, net	214,084	143,362	70,722	49.3%
Inventories, net	115,979	97,880	18,099	18.5%
Deferred income taxes	25,693	23,630	2,063	8.7%
Other current assets	12,460	10,979	1,481	13.5%

Total current assets	409,254	374,523	34,731	9.3%

Property, plant, and equipment, net	265,243	238,139	27,104	11.4%
Prepaid pension costs	77,802	77,877	(75)	-0.1%
Goodwill, net	364,313	220,058	144,255	65.6%
Other intangible assets, net	140,369	48,268	92,101	190.8%
Other assets	21,459	14,800	6,659	45.0%

Total Assets	$1,278,440	$973,665	$304,775	31.3%

Liabilities
Current Liabilities:
Short-term debt	$1,630	$997	$633	63.5%
Accounts payable	65,364	43,776	21,588	49.3%
Accrued expenses	63,413	44,938	18,475	41.1%
Income taxes payable	13,895	6,748	7,147	105.9%
Other current liabilities	52,793	39,424	13,369	33.9%

Total current liabilities	197,095	135,883	61,212	45.0%
Long-term debt	340,860	224,151	116,709	52.1%
Deferred income taxes	41,803	21,798	20,005	91.8%
Accrued pension & other postretirement benefit costs	80,612	75,633	4,979	6.6%
Long-term portion of environmental reserves	18,956	21,083	(2,127)	-10.1%
Other liabilities	20,860	16,236	4,624	28.5%

Total Liabilities	700,186	494,784	205,402	41.5%

Stockholders' Equity
Common stock, $1 par value	16,646	16,611	35	0.2%
Class B common stock, $1 par value	8,765	8,765	0	0.0%
Capital surplus	55,885	52,998	2,887	5.4%
Retained earnings	603,710	543,670	60,040	11.0%
Unearned portion of restricted stock	(34)	(55)	21	-38.2%
Accumulated other comprehensive income	36,797	22,634	14,163	62.6%

	721,769	644,623	77,146	12.0%
Less: cost of treasury stock	143,515	165,742	(22,227)	-13.4%

Total Stockholders' Equity	578,254	478,881	99,373	20.8%

Total Liabilities and Stockholders' Equity	$1,278,440	$973,665	$304,775	31.3%

Curtiss-Wright Corporation, Page 9

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
Sales:
Flow Control	$118,335	$78,146	51.4%	$388,139	$341,271	13.7%
Motion Control	115,927	77,724	49.2%	388,576	265,905	46.1%
Metal Treatment	46,842	37,793	23.9%	178,324	138,895	28.4%

Total Sales	$281,104	$193,663	45.2%	$955,039	$746,071	28.0%
Operating Income:
Flow Control	$15,529	$9,815	58.2%	$44,651	$39,991	11.7%
Motion Control	16,203	11,616	39.5%	44,903	30,350	48.0%
Metal Treatment	7,308	5,953	22.8%	28,279	19,055	48.4%

Total Segments	39,040	27,384	42.6%	117,833	89,396	31.8%
Pension (Expense)/Income	(123)	31	-496.8%	(500)	1,611	-131.0%
Corporate & Other	(156)	(1,315)	-88.1%	(2,214)	(1,677)	32.0%

Total Operating Income	$38,761	$26,100	48.5%	$115,119	$89,330	28.9%

Operating Margins:
Flow Control	13.1%	12.6%		11.5%	11.7%
Motion Control	14.0%	14.9%		11.6%	11.4%
Metal Treatment	15.6%	15.8%		15.9%	13.7%
Total Curtiss-Wright	13.8%	13.5%		12.1%	12.0%

Curtiss-Wright Corporation, Page 10

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 5,600 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Please refer to the Company’s current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtisswright.com.

Contact:   Alexandra M. Deignan
                   (973) 597-4734
                   adeignan@curtisswright.com